Exhibit (a)(1)(E)

RIMAGE CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

WITHDRAWAL FORM

Before submitting this Withdrawal Form, please make sure you have received, read and understand the documents that make up this offer (the “Offering Documents”), including: (1) the Offer to Exchange Certain Outstanding Options for new options (the “Offer to Exchange”); (2) the related Cover Letter to eligible participants from Sherman L. Black, dated August 6, 2013; (3) the Election Form and the Election Form Instructions, and (4) this Withdrawal Form and the Withdrawal Form Instructions. The offer is subject to the terms of these documents and will expire at 1:00 p.m., Central Daylight Time, on September 3, 2013, unless extended.

You should submit this Withdrawal Form only if:

1.	You have previously submitted an Election Form in connection with the Offer to Exchange.

AND

2.	You now no longer wish to exchange any of the eligible options you previously elected to exchange.

If you do not wish to withdraw all your options from the exchange, and only wish to change your election for some of your options, you must complete, sign, date and deliver a new Election Form.

By signing this Withdrawal Form, you acknowledge and agree to withdraw all your options from the exchange. By doing so, you further confirm that you will not be exchanging any of your eligible options for new options.

PARTICIPANT NAME:

PARTICIPANT SIGNATURE:

You must deliver your completed Withdrawal Form to us via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of your Withdrawal Form). If, after completing and delivering a Withdrawal Form, you wish to make changes to your election, you can file a new Election Form. The latest dated Election Form or Withdrawal Form received before the deadline will control. All Withdrawal Forms and Election Forms must be completed and delivered before 1:00 p.m., Central Daylight Time, on September 3, 2013.

*******

DELIVERY BY EMAIL TO OPTIONEXCHANGE@RIMAGE.COM
IS THE ONLY FORM OF ACCEPTABLE DELIVERY

WE WILL NOT ACCEPT DELIVERY BY ANY OTHER MEANS,
INCLUDING BY FAX, BY HAND, BY INTEROFFICE OR U.S. MAIL (OR
OTHER POST) OR BY FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE)

THIS WITHDRAWAL FORM MUST BE DELIVERED BEFORE
1:00 P.M., CENTRAL DAYLIGHT TIME, ON SEPTEMBER 3, 2013

RIMAGE CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

WITHDRAWAL FORM INSTRUCTIONS

1.	Withdrawal of Options from the Exchange.

You should submit this Withdrawal Form only if: (i) you have previously submitted an Election Form in connection with the Offer to Exchange; and (ii) you now no longer wish to exchange any of the eligible options you previously elected to exchange.

If you do not wish to withdraw all your options from the exchange, and only wish to change your election for some of your options, you must complete, sign, date and deliver a new Election Form.

2.	Delivery of the Withdrawal Form.

If you wish to withdraw all your options from the exchange, you must deliver to Rimage a properly completed Withdrawal Form via e-mail to optionexchange@rimage.com (attaching a PDF or similar imaged document file of the Withdrawal Form) before 1:00 p.m., Central Daylight Time, on September 3, 2013, or any later expiration date if Rimage extends the offer beyond that time.

Only Withdrawal Forms that are properly completed and actually received by the deadline will be accepted. Delivery by email to optionexchange@rimage.com is the only form of acceptable delivery. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

3.	Deciding to Participate After Withdrawing.

If you withdraw all of your options from the exchange, you may again elect to exchange the withdrawn options at any time before 1:00 p.m., Central Daylight Time, on September 3, 2013, or any later expiration date if Rimage extends the offer beyond that time. To re-elect to exchange some or all of your withdrawn options, you must submit a new Election Form prior to the expiration of the offer in accordance with all of the requirements set forth in the instructions to the Election Form.

Your new Election Form must include the required information regarding all of the options you want to exchange and must be clearly dated after the date of your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of a new, properly submitted Election Form, any previously submitted Election Form or Withdrawal Form will be disregarded and will be considered replaced in full by the new Election Form.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior Election Form.

4.	Signatures on this Withdrawal Form.

Withdrawal Forms submitted via e-mail must be signed by the person holding the options or another person with the legal authority to act on behalf of the person holding the options. The signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. Your signature and submission of the Withdrawal Form indicate that you have read and agreed to the terms of the Offer to Exchange as set forth in the offer documents provided.

If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Rimage of the authority of that person to act in that capacity must be submitted with this Withdrawal Form.

5.	Other Information on this Withdrawal Form.

In addition to signing this Withdrawal Form, you must print your name.

6.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, including time of receipt, of any Withdrawal Form. Any such determination may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Withdrawal Form that we determine is not in appropriate form or that we determine is unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities any Withdrawal Form, nor will anyone incur any liability for failure to give any notice.

7.	Additional Documents to Read.

In addition to the documents making up this offer, you should be sure to read the other documents referenced in the Offer to Exchange before deciding whether to participate in this offer or not. Any requests for additional copies of this Withdrawal Form, the Offer to Exchange or other forms should be sent via e-mail to optionexchange@rimage.com. Copies will be furnished promptly at Rimage’s expense.

8.	Important Tax Information.

You should refer to Section 15 of the Offer to Exchange, which contains important tax information. We strongly recommend that you consult with your personal financial, legal and/or tax advisors with respect to the federal or non-U.S., state and local tax consequences of participating or not participating in this offer.

* * *